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                                                                      Exhibit 28

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                              CONSULTING AGREEMENT


     This Consulting Agreement entered into this 13th day of August, 1993, by and between UNITED INNS, INC., a Delaware corporation (the "Company") and GELLER & CO., an Illinois corporation ("Geller").

     1. ENGAGEMENT. The Company hereby employs Geller to develop and assist in the implementation of a strategic plan ("Plan") for the future operation of the Company. The consulting services to be performed will include but shall not be limited to the review of the following business areas of the Company:

          a. OPERATIONS. Geller shall analyze each property of the Company as to market position, operational efficiency and performance, needed capital expenditures, future financial performance and its recommended utilization in the future.

          b. CORPORATE STRUCTURE. Geller shall prepare a corporate office review (including the regional offices) that will include an analysis of the cost and organization of the corporate staff, the cost effectiveness of the office personnel, the corporate structure and organization and specific suggestions for improved efficiencies.

          c. FINANCE. Geller shall analyze the capital structure of the Company including the individual debt associated with each Company property as well as the general Company debt and Geller shall make recommendations related to possible opportunities for restructuring or refinancing such debt.

          d. FINANCIAL PROJECTIONS. Geller shall assist in the preparation of "base line" financial projections (income, balance sheet and cash flow statements) to analyze the fiscal implications of the various options that might be undertaken by the Company.

          e. GROWTH OPPORTUNITIES. Geller shall identify and make recommendations in regard to possible growth and expansion opportunities for the Company including the type of products desired within various market segments, cost projections for such products, the availability of loans or equity participations for such projects and the proposed timing of the potential areas of development.

          f. Advisory. Geller shall advise, assist and counsel the Company in regard to the execution and monitoring of the Plan and as to other general corporate opportunities and problems.

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     2.   TERM. The term of this Agreement shall be for one (1) year beginning with the date of the execution of this Agreement.

     3. CASH COMPENSATION. The Company shall pay Geller the sum of TWELVE THOUSAND FIVE HUNDRED DOLLARS ($12,500.00) per month of the term of this Agreement and shall reimburse Geller on a monthly basis for all of the out-of-pocket expenses incurred by Geller in the performance of its service for the Company. All such expenses in excess of FIVE THOUSAND DOLLARS ($5,000.00) per month must be approved by the Company in advance. No other fee, transactional or otherwise, shall be paid to Geller & Co. unless mutually agreeable to both parties. A budget for projected expenditures shall be prepared by Geller and delivered to the Company within ten (10) days after the execution of this Agreement.

     4. RESTRICTED STOCK AWARD. On the date of the execution of this Agreement, the Company shall award to Geller TWENTY FIVE THOUSAND (25,000) shares of common stock of United Inns, Inc. which stock shall be fully vested, earned and delivered on the completion of the full term of this Agreement. At the time of the delivery of the stock, such stock shall be registered for sale under the Securities Act of 1933.

     5. STOCK OPTIONS. On the date of execution of this Agreement, the Company shall grant to Geller options to purchase THIRTY FIVE THOUSAND (35,000) shares of the common stock of United Inns, Inc. (which options shall vest and shall be delivered one year from the date of this Agreement) at an exercise price which shall equal the average of the per-share stock price of United Inns stock at the close of the New York Stock Exchange for the five (5) previous days in which the stock traded immediately preceding the date of the execution of this Agreement. The options may be exercised at any date after one (1) year from the date of grant and until their expiration on the fifth (5th) anniversary date of this Agreement. The options may only be assigned to Geller's employees, to a subsidiary corporation controlled by Geller or to the members of Laurence Geller's immediate family. The shares of stock issuable upon the exercise of the options shall be registered for sale under the Securities Act of 1933.

     6. SUPERVISION. Although the entire staff of Geller may be involved in the performance of the services for the benefit of the Company under the terms of this Agreement, Laurence Geller shall personally supervise and on behalf of Geller be responsible for the preparation of the Plan and related services as required under this Agreement.

     7. TERMINATION. The Company may only terminate this Agreement for cause. For this purpose, cause shall be defined as lying, cheating, stealing, dishonesty or for the failure of Geller to substantially perform its services as required under the terms of this Agreement. If the Company determines that Geller is not performing the services as required under this Agreement, it shall give Geller notice of any such default in writing forty-five (45)

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days in advance of the date of termination. Within such period, Geller shall be given the full opportunity to correct any such deficiencies and to perform the required services under this Agreement.

     If the Agreement is terminated by the Company, all cash compensation as provided in paragraph 3 hereof, shall be terminated as of the effective date of termination and all expenses that had been incurred by Geller in accordance with the provisions of this Agreement shall be paid by the Company. Also, on such termination, all Geller's rights to the restricted stock as provided in paragraph 4 hereof, and the stock options as provided in paragraph 5 hereof shall terminate.

     If the parties disagree as to the validity of the termination of this Agreement, then the issues shall be decided by arbitration as provided in paragraph 9 hereof.

     B. CONFIDENTIAL INFORMATION. All information and materials made available by the Company to Geller for the performances of the services provided in this Agreement shall be considered to be confidential and proprietary information and Geller shall use such material and information solely for the purposes of performing the services required under this Agreement. Geller shall take all appropriate measures to safeguard the confidentiality of such material and information. Geller and its employees shall not indulge or make available this information or materials to any other party without the prior written approval of the Company. Geller will not trade in the Company stock based on inside information in violation of Federal or State Securities Laws. No press release shall be made by either party related to this Agreement without the prior written approval of the other party. This agreement of confidentiality shall survive the termination of this Agreement and may be enforceable by the Company.

     9. CHOICE OF LAW. This Agreement shall be construed under the laws of the State of Tennessee. Any disputes arising out of or concerning this Agreement shall be settled by arbitration in Memphis, Tennessee in accordance with the rules of the American Arbitration Association unless some other place is mutually agreed upon by the parties in writing. However, nothing herein contained shall be deemed to deprive either party of its right to injunctive or other equitable relief to enforce its rights hereunder. The decision upon arbitration shall be binding on both parties.

     10. ENTIRE AGREEMENT. This Agreement contains all of the agreements, representations and conditions made by or between the parties hereto. Modifications and amendments must be in writing.

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     IN WITNESS WHEREOF, the parties have executed this Agreement this date and year first above written.

                                        UNITED INNS, INC.

                                        BY: /s/ Don W. Cockroft
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                                        GELLER & CO.

                                        BY: /s/ Laurence Geller
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